INDEMNIFICATION AGREEMENT


     THIS INDEMNIFICATION AGREEMENT made and entered into this 26 day of August, 1998 by Toastmaster Inc. (the "Company"),
Robert H. Deming, Daniel J. Stubler, and John E. Thompson
(individually an "Employee" and, collectively, the "Employees");

     WHEREAS, as part of the compensation for services rendered to the Company, the Company has agreed to pay each of the Employees certain amounts, and take certain other actions, in the event of a Change in Control of the Company;

     WHEREAS, in consideration of services rendered by the Employees, the parties have provided benefit plans, supplemental executive retirement plans ("SERP(s)"), and other compensation plans or arrangements (such agreements, plans and arrangements are collectively referred to hereinafter as "Compensation Obligations") which require the payment of certain amounts of monies, and the taking of certain other actions, in connection with, or in the event of, a Change of Control;

     WHEREAS, as additional consideration for the rights granted under this Agreement, the Employees have expressed their willingness to renew their employment agreements for a one-year period upon their scheduled expiration, subject to their respective rights stated in such employment agreement to terminate such employment agreements.

     WHEREAS, the parties are entering into this Agreement to ensure the fulfillment of the intention of the parties that there shall be no reduction in the amount of any payments the Employee receives or is entitled to receive under the Compensation Obligations or this Agreement as a result of any Excise Tax thereon and/or any Gross-Up Payment with respect thereto;

     NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. If, in connection with a merger in which the Company is a constituent corporation or the occurrence of any other transaction involving the Company, the Internal Revenue Service asserts that any portion of any payment made to any of the Employees pursuant to any Compensation Obligation or this Agreement constitutes an Excess Parachute Payment and imposes an Excise Tax thereon, then the Company agrees that it will indemnify and hold harmless such Employee in an amount, payable in U.S. dollars, equal to such Excise Tax. Such amount shall be paid to the Employee immediately upon a final judicial determination of, or settlement determining, such liability for the Excise Tax.

     2. In addition, the Company shall be required to pay a Gross-Up Payment, payable in U.S. dollars, to each Employee at the time the respective applicable tax triggering such Gross-Up
Payment is due. For purposes of determining the amount of the Gross-Up Payment, the Employee will be deemed to (a) pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is made, and (b) state and local income taxes at the highest marginal rates of taxation in the state and locality of his residence in the calendar year in which the Gross-Up Payment is made, net, in the case of clause (a), of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     3. The parties agree that the payments required to be made under this Agreement are such that the payments that each Employee receives, or is entitled to receive, under the Compensation Obligations or this Agreement shall not be reduced by any Excise Tax or Gross-Up Payment with respect thereto and therefore the net amount retained by each Employee, after payment of any Excise Tax, or any other federal, state or local income or other tax that is imposed as a result of any of the payments required to be made under this Agreement, shall be equal to the same amount as if no such Excise Tax or other tax had been imposed.

     4. The Company agrees not to declare dividends or other distributions of funds or assets, or incur any obligations, which would result in the Company having insufficient assets to fulfill its obligations under this Agreement.

     5.   Definitions.

          The term "Change in Control" shall mean the term as defined in the Employment Agreement entered into with each Employee.

          The term "Excess Parachute Payment" shall have the meaning given such term by section 280G of the Internal Revenue
Code of 1986, as amended.

          The term "Gross-Up Payment" shall mean a payment in an amount equal to all federal, state and/or local income or other tax that is imposed on the Employee as a result of any of the payments required to be made hereunder.

          The term "Excise Tax" referred to above shall be the tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended.

          IN WITNESS WHEREOF, the parties hereto have caused it to be executed as of the date first above written.

                                   TOASTMASTER INC.


                                   By: /s/ Daniel J. Stubler
                                      Name:  Daniel J. Stubler
                                      Title: President



                                   /s/ Robert H. Deming
                                   Robert H. Deming


                                   /s/ Daniel J. Stubler
                                   Daniel J. Stubler


                                   /s/ John E. Thompson
                                   John E. Thompson